Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Releases Fourth Quarter and Full Year 2015 Financial Results

and Provides 2016 Outlook

Record Revenue Driven by Installed Base Growth, Robust Consumable Pull-Through

and Multiple Companion Diagnostic Collaborations

SEATTLE – February 29, 2016 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter Financial Highlights

•	Total revenue of $22.3 million, 43% year-over-year growth

•	Total product and service revenue of $19.4 million, 36% year-over-year growth

•	Instrument revenue of $7.9 million, 25% year-over-year growth

•	Consumables revenue of $10.7 million, including $0.8 million of Prosigna® IVD kits, 46% year-over-year growth

Full Year 2015 Financial Highlights

•	Total revenue of $62.7 million, 32% year-over-year growth

•	Total product and service revenue of $56.6 million, 27% year-over-year growth

•	Instrument revenue of $21.0 million, 16% year-over-year growth

•	Consumables revenue of $33.1 million, including $2.5 million of Prosigna IVD kits, 35% year-over-year growth

“We had a successful year in 2015 achieving virtually all of our strategic objectives, and closing the year with an expanded product line-up, substantially larger addressable markets, increased momentum in diagnostic commercialization, and multiple biopharma collaborations. Simultaneously, our business model delivered another year of strong and consistent revenue growth,” said President and Chief Executive Officer, Brad Gray. “In addition, our leadership position in precision oncology has been strengthened by two recent biopharma collaborations that validate our platform and are expected to provide substantial near-term cash flow.”

Recent Business Highlights

•	Grew installed base to over 350 nCounter® Analysis Systems at December 31, 2015, with approximately 100 systems sold during the year

•	Sold 14 nCounter SPRINT™ Profiler systems in the fourth quarter, bringing total systems sold by year end to 20

•	Surpassed 1,000 cumulative peer-reviewed publications of studies based on nCounter technology

•	Expanded collaboration with Merck to develop and commercialize a novel diagnostic test to predict response to KEYTRUDA® (pembrolizumab) in multiple tumor types

•	Entered into collaboration with Medivation and Astellas Pharma to adapt Prosigna for development as a companion diagnostic for XTANDI® (enzalutamide) in triple negative breast cancer

•	Presented the first proof-of-concept data for Hyb & Seq™, a highly accurate DNA sequencing chemistry based on the company’s optical barcoding technology, which requires no enzymes, amplification or library prep

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2015 rose 43% to $22.3 million, from $15.6 million for the fourth quarter of 2014. Instrument revenue was $7.9 million, up 25% over the prior year period, driven by sales of the nCounter SPRINT Profiler. Consumables revenue, excluding Prosigna, was $9.9 million for the fourth quarter of 2015, 38% higher than in the comparable 2014 quarter. Prosigna IVD kit revenue was $0.8 million for the quarter, and collaboration revenue totaled $2.9 million. Gross margin on product and service revenue was 56% for the fourth quarter of 2015, up from 53% for the fourth quarter of 2014.

Research and development expense rose 30% to $7.1 million for the fourth quarter of 2015 versus $5.4 million for the fourth quarter of 2014, reflecting increased investment in products under development for the life science research market, as well as higher costs related to diagnostic development. Selling, general and administrative expense was $14.2 million for the fourth quarter of 2015 compared to $15.0 million for the prior year period, reflecting efficiencies gained through streamlining the sales and marketing organization in the first quarter of 2015.

Net loss for the three months ended December 31, 2015 declined to $8.8 million, or a loss of $0.44 per diluted share, compared with $12.4 million, or a loss of $0.68 per diluted share, for the fourth quarter of 2014.

Full Year 2015 Financial Results

Revenue for 2015 rose 32% to $62.7 million, from $47.6 million for 2014. Instrument revenue was $21.0 million, up 16% from the prior year. Consumables revenue was $30.6 million for 2015, 28% higher than for the prior year. Prosigna IVD kit revenue for 2015 was $2.5 million, and revenue associated with companion diagnostic collaborations was $6.0 million for the year. Gross margin on product and service revenue improved to 54% for 2015.

Research and development expense was $24.6 million for 2015, versus $21.4 million for 2014. Selling, general and administrative expense was $53.2 million for 2015 compared to $51.1 million for the prior year.

Net loss for 2015 was $45.6 million, or a loss of $2.40 per diluted share, compared with $50.0 million, or a loss of $2.80 per diluted share, for 2014.

The company ended 2015 with approximately $49 million of cash, cash equivalents, and short-term investments, before the receipt of any cash from the Medivation/Astellas or Merck transactions.

Outlook for 2016

•	Total revenue in the range of $86 million to $90 million

•	Gross margin on product and service revenues in the range of 54% to 55%

•	Operating expenses in the range of $94 million to $99 million

•	Operating loss in the range of $40 million to $43 million

•	Net loss per share in the range of $2.30 to $2.45

•	Cash from collaborations in 2016 in the range of $40 million to $45 million

Conference Call

Management will host an investment community conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning February 29, 2016 at 7:30pm ET through midnight on March 1, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 38816043. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the expected growth of the company’s business, the capabilities of its current and future products, its ability to lead the development of new cancer therapeutics and aid in the treatment of cancer patients and its estimated 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT, 3D Biology, Hyb & Seq and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact:

Leigh Salvo of Westwicke Partners

For NanoString Technologies

leigh.salvo@westwicke.com

415-513-1281

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Instruments	$7,948	$6,337	$20,974	$18,078
Consumables	9,898	7,198	30,597	23,819
In vitro diagnostic kits	822	156	2,457	668
Services	731	528	2,611	1,932

Total products and services revenue	19,399	14,219	56,639	44,497
Collaboration	2,916	1,399	6,028	3,096

Total revenue	22,315	15,618	62,667	47,593
Costs and expenses:
Cost of product and service revenue	8,626	6,693	26,126	21,149
Research and development	7,071	5,437	24,597	21,404
Selling, general and administrative	14,202	14,994	53,186	51,063

Total costs and expenses (a) (b)	29,899	27,124	103,909	93,616

Loss from operations	(7,584)	(11,506)	(41,242)	(46,023)
Other income (expense):
Interest income	52	68	233	272
Interest expense	(1,010)	(892)	(4,017)	(4,140)
Other expense	(108)	(50)	(389)	(147)

Total other expense	(1,066)	(874)	(4,173)	(4,015)

Net loss before provision for income taxes	(8,650)	(12,380)	(45,415)	(50,038)
Provision for income taxes	(166)	—	(166)	—

Net loss	$(8,816)	$(12,380)	$(45,581)	$(50,038)

Net loss per share, basic and diluted	$(0.44)	$(0.68)	$(2.40)	$(2.80)

Shares used in calculating basic and diluted net loss per share	19,519	18,219	19,027	17,839

(a)	Includes $1,529 and $1,322 of stock-based compensation expense for the three months ended December 31, 2015 and 2014, respectively, and $6,278 and $4,926 for the 12 months ended December 31, 2015 and 2014, respectively.
(b)	Include $975 and $424 of depreciation and amortization expense for the three months ended December 31, 2015 and 2014, respectively, and $2,395 and $1,539 for the 12 months ended December 31, 2015 and 2014, respectively.

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$21,856	$17,223
Short-term investments	27,188	55,002
Accounts receivable, net	19,725	12,436
Inventory	10,138	5,444
Prepaid expenses and other	3,886	5,114

Total current assets	82,793	95,219
Property and equipment, net	9,414	6,366
Other assets	662	483

Total assets	$92,869	$102,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,243	$3,380
Accrued liabilities	12,181	10,403
Deferred revenue, current portion	5,261	4,627
Lease financing obligations, current portion	226	251
Other	—	147

Total current liabilities	20,911	18,808
Long-term debt and lease financing obligations, net of current portion	41,000	29,995
Deferred revenue, net of current portion	6,486	7,135
Other non-current liabilities	4,257	1,317

Total liabilities	72,654	57,255
Total stockholders’ equity	20,215	44,813

Total liabilities and stockholders’ equity	$92,869	$102,068